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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.
(Exact name of registrant as specified in its charter)

Delaware	75-2287683
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2435 North Central Expressway, Suite 700
Richardson, TX 75080
(972) 699-4062
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Edward D. Doherty
2435 North Central Expressway, Suite 700
Richardson, TX 75080
(972) 699-4062
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, TX 77010
(713) 651-5151
Attention: John A. Watson

        Approximate Date of Commencement of Proposed Sale to the Public:    From time to time after this registration statement becomes effective, as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Debt Securities	$500,000,000.00	100%	$40,450.00

(1)
We are registering an indeterminate principal amount of debt securities. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $500,000,000.00 less the dollar amount of any securities previously issued.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2003

The information in this prospectus is not complete, and we may change it. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Kaneb Pipe Line Operating Partnership, L.P.

Debt Securities

        We, Kaneb Pipe Line Operating Partnership, L.P., may offer our unsecured senior or subordinated debt securities from time to time in one or more series. We may sell up to $500 million in principal amount of the debt securities described in this prospectus in one or more offerings. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

        We are owned 99% by Kaneb Pipe Line Partners, L.P., our parent partnership. Our parent partnership's limited partner units are traded on the New York Stock Exchange under the symbol "KPP".

        Our address is 2435 North Central Expressway, Richardson, Texas 75080, and our telephone number is (972) 699-4062.

        Investing in these securities involves risks. See "Forward-Looking Statements and Associated Risks" beginning on page 23 and "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003

TABLE OF CONTENTS

KANEB PIPE LINE OPERATING PARTNERSHIP, L.P
ABOUT THIS PROSPECTUS
RISK FACTORS
Risks Inherent in Our Business
Risks Related to Litigation
WHO WE ARE
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
General
Covenants
The Trustee
Events of Default
Amendments and Waivers
Defeasance
No Personal Liability of General Partner
Subordination
Book Entry, Delivery and Form
Governing Law
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS
LEGAL
EXPERTS

        You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

KANEB PIPE LINE OPERATING PARTNERSHIP, L.P.

        We are a Delaware limited partnership engaged in the refined petroleum products pipeline and anhydrous ammonia pipeline business and the terminaling of petroleum products and specialty liquids. Kaneb Pipe Line Company LLC, a wholly owned subsidiary of Kaneb Services LLC, serves as our general partner and Kaneb Pipe Line Partners, L.P., a publicly held limited partnership, is our sole limited partner.

        As used in this prospectus, "we," "us," "our" and "Kaneb Partners" mean Kaneb Pipe Line Operating Partnership, L.P. and, where the context requires, include our subsidiary operating companies.

        Our principal executive offices are located at 2435 North Central Expressway, Richardson, Texas 75080, and our telephone number is (972) 699-4062. You may contact us through our Investor Relations Department by phone at (972) 699-4041 or by facsimile at (972) 699-4025.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $500 million in principal amount of the debt securities described in this prospectus in one or more offerings. This prospectus generally describes us and the debt securities. Each time we sell debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of September 9, 2003. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."

RISK FACTORS

Risks Inherent in Our Business

  Environmental protection laws may expose us to significant costs and liabilities.

        Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. Although we believe that our operations comply with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline and terminaling operations. We cannot assure you that we will not incur substantial costs and liabilities. We currently own or lease, and have in the past owned or leased, many properties that have been used for many years to terminal or store petroleum products or other chemicals. Owners, tenants or users of these properties may have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities. Stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the costs of any remediation that may become necessary. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us.

  Reduced demand could affect shipments on our pipelines.

        Our pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Most of the refined petroleum products delivered through our east pipeline are ultimately used as fuel for railroads or in agricultural operations. Agricultural operations include fuel for farm equipment, irrigation systems, trucks transporting crops and crop drying facilities. Weather conditions in the geographic areas served by our east pipeline affect the demand for refined petroleum products for agricultural use and the relative mix of products required. Periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment. Although the demand for fuel for irrigation systems often increases during those times, the increase may not be sufficient to offset the reduced demand for refined petroleum products for agricultural use. Governmental agricultural policies and crop prices also affect the agricultural sector. Governmental policies or crop prices that result in reduced farming operations in the markets we serve could indirectly reduce the demand for refined petroleum products in those markets. Governmental regulation, technological advances in fuel economy, energy generation devices and future fuel conservation measures could reduce the demand for refined petroleum products in the market areas our pipelines serve.

  We may not be able to integrate effectively and efficiently the businesses and operations we acquire. Any future acquisitions may substantially increase the levels of our indebtedness and contingent liabilities.

        Part of our business strategy includes acquiring additional pipelines and terminaling and storage facilities that complement our existing asset base and distribution capabilities or provide entry into new markets. Unexpected costs or challenges may arise whenever businesses with different operations and management are combined. Successful business combinations will require our management and other personnel to devote significant amounts of time to integrating the acquired businesses with our existing operations. These efforts may temporarily distract their attention from day-to-day business, the development or acquisition of new properties and other business opportunities. In addition, the management of the acquired business may not join our management team. Any change in management may make it more difficult to integrate an acquired business with our existing operations.

        Since 1998, we have acquired a number of terminal facilities worldwide. If we do not successfully integrate our other acquisitions, or if there is any significant delay in achieving integration, our business and financial condition could be adversely affected.

  Competition could adversely affect our operating results.

        Competitive conditions sometimes require that our pipelines file individual rates that are less than the maximum permitted by law to avoid losing business to competitors. Because pipelines are generally the lowest cost method for intermediate and long-haul movement of refined petroleum products, our more significant competitors are common carrier and proprietary pipelines owned and operated by major integrated and large independent oil companies and other companies in the areas where we deliver products. Competition between common carrier pipelines is based primarily on transportation charges, quality of customer service and proximity to end users.

        Our east and north pipelines' major competitor is an independent regulated common carrier pipeline system owned by Williams Energy Partners, L.P. Williams' pipeline operates approximately 100 miles east of and parallel to our east pipeline and in close proximity to our north pipeline. All of the east pipeline's and the north pipeline's delivery terminals are in direct competition with Williams' terminals. This competing pipeline system is substantially more extensive than our east and north pipelines.

        Our west pipeline competes with the truck loading facilities of refineries in Denver, Colorado, and Cheyenne, Wyoming, and the Denver terminals of the Chase Pipeline Company and Phillips Petroleum Company. The Valero Energy Corporation terminals in Denver and Colorado Springs that connect to a Valero pipeline from their Texas Panhandle refinery are major competitors to our west pipeline's Denver and Fountain terminals.

        Our anhydrous ammonia pipeline runs from the Louisiana Gulf Coast to the upper midwest states. Competitors of our anhydrous ammonia pipeline include another anhydrous ammonia pipeline, which originates in Oklahoma and terminates in Iowa.

        Our liquids terminaling business competes with other independent terminal owners, primarily on the basis of location, versatility, service and price. The main competition to crude oil storage at Statia's facilities is from "lightering" which is the process by which liquid cargo is transferred to smaller vessels, usually while at sea. The price differential between lightering and terminaling is primarily driven by the charter rates for vessels of various sizes. In the bunkering business, Statia competes with ports offering bunker fuels. Several companies that offer liquids terminaling facilities have significantly more capacity than our liquid terminaling facilities, particularly those used primarily for petroleum-related products. We also face competition from prospective customers that have their own terminal facilities.

  The rates that we may charge may be limited by FERC regulations and by competition.

        Pursuant to the Interstate Commerce Act, the Federal Energy Regulatory Commission, or FERC, regulates the tariff rates for our interstate common carrier pipeline operations. Under that Act, tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured. Even if we are permitted to raise our tariff rates for a particular pipeline, there may be significant delay between the time the tariff rate increase is approved and the time that the rate increase actually goes into effect, which delay could further reduce our cash flow.

        The FERC's primary rate making methodology is price indexing. We use this methodology in approximately half of our markets. With FERC approval, we use market based rates in our other markets. The indexing method allows a pipeline to increase its rates by a percentage equal to the Producer Price Index for Finished Goods. If the index falls, we will be required to reduce any rates that are based on the FERC's price indexing methodology and exceed the new maximum allowable rate. In addition, changes in the index might not be large enough to fully reflect actual increases in our costs. The FERC's rate making methodologies may limit our ability to set rates based on our true costs or may delay the use of rates that reflect increased costs. If this occurs, it could adversely affect us. Competition constrains our rates in all of our markets. As a result we may from time to time be forced to reduce some of our rates to remain competitive.

  Our status as a partnership may disadvantage us in calculating cost of service for rate-making purposes.

        In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. Although we do not currently use the cost of service methodology to support our rates, these decisions might affect us should we elect in the future to use that methodology or be required to use it to defend our rates. If those circumstances arise, then disallowance of the income tax allowance in the cost of service of our pipelines could adversely affect our cash flow.

  Failure of pipeline operations due to unforeseen interruptions or catastrophic events may adversely affect our business and financial condition.

        Operation of complex pipeline systems involves many risks, hazards and uncertainties, such as operational hazards and unforeseen interruptions caused by events beyond our control. These events include adverse weather conditions, accidents, the breakdown or failure of equipment or processes, the performance of the facilities below expected levels of capacity and efficiency and catastrophic events such as explosions, fires, earthquakes, hurricanes, floods, landslides or other similar events beyond our control. A casualty occurrence might result in injury or loss of life or extensive property or environmental damage for which we may bear a part or all of the cost.

Risks Related to Litigation

  Massachusetts Pipeline Spill Litigation

        Certain of our subsidiaries were sued in a Texas state court in 1997 by Grace Energy Corporation, or Grace, the entity from which we acquired ST Services in 1993. The lawsuit involves environmental response and remediation costs allegedly resulting from jet fuel leaks in the early 1970's from a pipeline. The pipeline, which connected a former Grace terminal with Otis Air Force Base in Massachusetts, ceased operations in 1973 and was abandoned before 1978, when the connecting terminal was sold to an unrelated entity. Grace alleged that our subsidiaries acquired the abandoned pipeline as part of the acquisition of ST Services in 1993 and assumed responsibility for environmental damages allegedly caused by the jet fuel leaks. Grace sought a ruling from the Texas court that these subsidiaries are responsible for all liabilities, including all present and future remediation expenses, associated with these leaks and that Grace has no obligation to indemnify these subsidiaries for these expenses. In the lawsuit, Grace also sought indemnification for expenses of approximately $3.5 million that it incurred since 1996 for response and remediation required by the State of Massachusetts and for additional expenses that it expects to incur in the future. The consistent position of our subsidiaries has been that they did not acquire the abandoned pipeline as part of the 1993 ST Services transaction, and therefore did not assume any responsibility for the environmental damage nor any liability to Grace for the pipeline.

        At the end of the trial, the jury returned a verdict including findings that Grace had breached a provision of the 1993 acquisition agreement by failing to disclose matters related to the pipeline, and that the pipeline was abandoned before 1978 — 15 years before we acquired ST Services. On August 30, 2000, the Judge entered final judgment in the case that Grace take nothing from our subsidiaries on its claims seeking recovery of remediation costs. Although our subsidiaries have not incurred any expenses in connection with the remediation, the court also ruled, in effect, that the subsidiaries would not be entitled to indemnification from Grace if any such expenses were incurred in the future. Moreover, the Judge let stand a prior summary judgment ruling that the pipeline was an asset acquired by our subsidiaries as part of the 1993 ST Services transaction and that any liabilities associated with the pipeline would have become liabilities of our subsidiaries. Based on that ruling, the Massachusetts Department of Environmental Protection and Samson Hydrocarbons Company, a successor to Grace Petroleum Company, wrote letters to ST Services alleging its responsibility for the remediation, and ST Services responded denying any liability in connection with this matter. The Judge also awarded attorney fees to Grace of more than $1.5 million. Both our subsidiaries and Grace have appealed the trial court's final judgment to the Texas Court of Appeals in Dallas. In particular, our subsidiaries have filed an appeal of the judgment finding that the Otis pipeline and any liabilities associated with the pipeline were transferred to them as well as the award of attorney fees to Grace.

        On April 2, 2001, Grace filed a petition in bankruptcy, which created an automatic stay against actions against Grace. This automatic stay covers the appeal of the Dallas litigation, and the Texas Court of Appeals has issued an order staying all proceedings of the appeal because of the bankruptcy. Once that stay is lifted, our subsidiaries that are party to the lawsuit intend to resume vigorous prosecution of the appeal.

        The Otis Air Force Base is a part of the Massachusetts Military Reservation, or MMR site, which has been declared a Superfund Site pursuant to CERCLA. The MMR site contains a number of groundwater contamination plumes, two of which are allegedly associated with the Otis pipeline, and various other waste management areas of concern, such as landfills. The United States Department of Defense, pursuant to a Federal Facilities Agreement, has been responding to the Government remediation demand for most of the contamination problems at the MMR site. Grace and others have also received and responded to formal inquiries from the United States Government in connection with the environmental damages allegedly resulting from the jet fuel leaks. Our subsidiaries voluntarily responded to an invitation from the Government to provide information indicating that they do not own the pipeline. In connection with a court-ordered mediation between Grace and our subsidiaries, the Government advised the parties in April 1999 that it has identified two spill areas that it believes to be related to the pipeline that is the subject of the Grace suit. The Government at that time advised the parties that it believed it had incurred costs of approximately $34 million, and expected in the future to incur costs of approximately $55 million, for remediation of one of the spill areas. This amount was not intended to be a final accounting of costs or to include all categories of costs. The Government also advised the parties that it could not at that time allocate its costs attributable to the second spill area.

        By letter dated July 26, 2001, the United States Department of Justice, or DOJ, advised ST Services that the Government intends to seek reimbursement from ST Services under the Massachusetts Oil and Hazardous Material Release Prevention and Response Act and the Declaratory Judgment Act for the Government's response costs at the two spill areas discussed above. The DOJ relied in part on the Texas state court judgment which, in the DOJ's view, held that ST Services was the current owner of the pipeline and the successor-in-interest of the prior owner and operator. The Government advised ST Services that it believes it has incurred costs exceeding $40 million, and expects to incur future costs exceeding an additional $22 million, for remediation of the two spill areas.

We believe that our subsidiaries have substantial defenses. ST Services responded to the DOJ on September 6, 2001, contesting the Government's positions and declining to reimburse any response costs. The DOJ has not filed a lawsuit against ST Services seeking cost recovery for its environmental investigation and response costs. Representatives of ST Services have met with representatives of the Government on several occasions since September 6, 2001 to discuss the Government's claims and to exchange information related to such claims. Additional exchanges of information are expected to occur in the future and additional meetings may be held to discuss possible resolution of the Government's claims without litigation.

        We do not believe that either the Grace litigation or the claims made by the government will adversely affect our ability to make interest payment to our noteholders and cash distributions to our unitholders, but we cannot assure you in that regard.

  PEPCO Pipeline Rupture Litigation

        On April 7, 2000, a fuel oil pipeline in Maryland owned by Potomac Electric Power Company, or PEPCO, ruptured. Work performed with regard to the pipeline was conducted by a partnership of which ST Services is general partner. PEPCO has reported that it has incurred total cleanup-related costs of $70 million to $75 million. PEPCO may continue to incur some cleanup related costs for the foreseeable future, primarily in connection with EPA requirements for monitoring the condition of some of the impacted areas. Since May 2000, ST Services has provisionally contributed a minority share of the cleanup expense, which has been funded by ST Services' insurance carriers. ST Services and PEPCO have not, however, reached a final agreement regarding ST Services' proportionate responsibility for this cleanup effort, if any, and cannot predict the amount, if any, that ultimately may be determined to be ST Services' share of the remediation expense, but ST believes that such amount will be covered by insurance and therefore will not materially adversely affect our financial condition.

        As a result of the rupture, purported class actions were filed against PEPCO and ST Services in federal and state court in Maryland by property and business owners alleging damages in unspecified amounts under various theories, including under the Oil Pollution Act, or OPA, and Maryland common law. The federal court consolidated all of the federal cases in a case styled as In re Swanson Creek Oil Spill Litigation. A settlement of the consolidated class action, and a companion state-court class action, was reached and approved by the federal judge. The settlement involved creation and funding by PEPCO and ST Services of a $2,250,000 class settlement fund, from which all participating claimants would be paid according to a court-approved formula, as well as a court-approved payment to plaintiffs' attorneys. The settlement was consummated in 2002 and the fund, to which PEPCO and ST Services contributed equal amounts, has been distributed. Participating claimants' claims were settled and dismissed with prejudice. A number of class members elected not to participate in the settlement, i.e., to "opt out," thereby preserving their claims against PEPCO and ST Services. All non-participant claims have been settled for immaterial amounts with ST Services' portion of such settlements provided by its insurance carrier. ST Services' insurance carrier assumed the defense of all of these actions and ST Services believes that the carrier would assume the defense of any new litigation by a non-participant in the settlement, should any such litigation be commenced. While we cannot predict the amount, if any, of any liability we may have in other potential suits relating to this matter, we believe that any potential plaintiffs' claims will be covered by insurance and that these actions will not have a material adverse effect on our financial condition.

        PEPCO and ST Services agreed with the federal government and the State of Maryland to pay costs of assessing natural resource damages arising from the Swanson Creek oil spill under OPA and of selecting restoration projects. This process was completed in mid-2002. ST Services' insurer has paid ST Services' agreed 50 percent share of these assessment costs. In late November 2002, PEPCO and ST Services entered into a Consent Decree resolving the Federal and State trustees' claims for natural resource damages. The decree required payments by ST Services and PEPCO of a total of approximately $3 million to fund the restoration projects and for remaining damage assessment costs. The federal court entered the Consent Decree as a final judgment on December 31, 2002. PEPCO and ST have each paid their 50% share and thus fully performed their payment obligations under the Consent Decree. ST Services' insurance carrier funded ST Services' payment.

        In 2001, the U.S. Department of Transportation, or DOT, issued a Notice of Proposed Violation to PEPCO and ST Services alleging violations over several years of pipeline safety regulations and proposing a civil penalty of $647,000 jointly against the two companies. ST Services and PEPCO have contested the DOT allegations and the proposed penalty. A hearing was held before the Office of Pipeline Safety at the DOT in late 2001. ST Services does not anticipate any further hearings on the subject and is still awaiting the DOT's ruling.

        By letter dated January 4, 2002, the Attorney General's Office for the State of Maryland advised ST Services that it intended to seek penalties from ST Services in connection with the April 7, 2000 spill. The State of Maryland subsequently asserted that it would seek penalties against ST Services and PEPCO totaling up to $12 million. A settlement of this claim was reached in mid-2002 under which ST Services' insurer will pay a total of slightly more than $1 million in installments over a five year period. PEPCO also reached a settlement of these claims with the State of Maryland. Accordingly, we believe that this matter will not have a material adverse effect on its financial condition.

        On December 13, 2002, ST Services sued PEPCO in the Superior Court, District of Columbia, seeking, among other causes of action, a declaratory judgment as to ST Services' legal obligations, if any, to reimburse PEPCO for costs of the oil spill. On December 16, 2002, PEPCO sued ST Services in the United States District Court for the District of Maryland, seeking recovery of all its costs for remediation of the oil spill and other alleged spill-related costs. Pursuant to a court-approved stipulation between ST Services and PEPCO, the District of Columbia action will be dismissed without prejudice, such that the federal case in Maryland will be the operative litigation for resolution of the parties' liabilities to each other. ST Services' insurer is paying for the cost of defending PEPCO's claims against ST Services. We believe that any costs or damages resulting from this lawsuit will be covered by insurance and therefore will not materially adversely affect our financial condition.

        We have other contingent liabilities resulting from litigation, claims and commitments incident to the ordinary course of business. We believe, based on the advice of counsel, that the ultimate resolution of such contingencies will not have a materially adverse effect on our financial position or results of operations.

Risks Related to the Notes

  The notes will be effectively subordinated to liabilities and indebtedness of our subsidiaries and subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.

        We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations, including limitations with respect to sale and leaseback transactions, that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets.

        In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are not prohibited from incurring additional indebtedness under the indenture. As a result, holders of the notes will be effectively subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, holders of indebtedness or guarantees issued by the subsidiaries will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be effectively subordinated to all those claims of creditors of our subsidiaries. As of June 30, 2003, the aggregate amount of indebtedness borrowed or guaranteed by our subsidiaries and ranking effectively senior to the notes was approximately $133 million.

  We have a holding company structure and will depend in part on distributions from our operating subsidiaries to make payments on the notes, such that contractual or legal restrictions applicable to our subsidiaries could limit distributions from them to us.

        We hold a significant portion of our assets through our subsidiaries. Accordingly, we are dependent in part on the earnings of our subsidiaries and the distribution of a portion of these earnings to us, to meet our obligations under our credit facilities and the notes. Provisions of law, like those permitting partnership distributions to be paid only to the extent that the fair market value of the partnership's assets exceeds its liabilities, and provisions of our senior indebtedness could limit the ability of our subsidiaries to make payments or other distributions to us. Our subsidiaries also could agree to other contractual restrictions on their ability to make distributions to us.

WHO WE ARE

        We are a Delaware limited partnership engaged in the refined petroleum products and anhydrous ammonia pipeline business and the terminaling of petroleum products and specialty liquids. The following chart shows our organization and ownership structure as of the date of this prospectus. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiaries on a combined basis.

Kaneb Services LLC
100%
Kaneb Pipe Line Company LLC
Public Unit Holders
1% GP Interest
81.2% LP Interest
Kaneb Pipe Line Partners, L.P.
17.8% LP Interest
99% LP Interest
Kaneb Pipe Line Operating Partnership, L.P.
1% GP Interest
100%
99% LP Interest
100%
100%
Support Terminal Services, Inc.
1% GP Interest
Support Terminals Operating Partnership, L.P.
Statia Operating Entities
Shore Terminals LLC
StanTrans Operating Entities
ST Operating Entities

        Our pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Colorado, Wyoming and Minnesota. We own a 2,090 mile pipeline system that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota. We refer to this pipeline system as our east pipeline. Our east pipeline serves the agricultural markets of the midwestern United States and transports a broad range of refined petroleum products and propane. Our 550 mile west pipeline serves eastern Wyoming, western South Dakota, and the urban areas of Colorado and transports mainly gasoline. Our north pipeline, acquired in December 2002, is a 400-mile petroleum products pipeline system in North Dakota and Minnesota. It originates at the Mandan, North Dakota Tesoro refinery and serves four terminals that we own and other non-owned destinations in North Dakota and Minnesota through pipeline connections. We transport petroleum products from refineries connected to our pipelines, directly or through other pipelines, to agricultural users, railroads and wholesale customers. We also own an approximately 2,000-mile anhydrous ammonia pipeline, which runs from the Louisiana Gulf Coast to the upper midwest states and is the largest fertilizer pipeline in the United States. Substantially all of our pipeline operations constitute common carrier operations that are subject to federal and state tariff regulation.

        We are also the third largest independent liquids terminaling company in the United States based on storage tank capacity. We conduct our terminaling business under the names ST Services and Statia. ST Services is one of the largest independent petroleum products and specialty liquids terminaling companies in the United States. Statia, acquired on February 28, 2002 for a purchase price of $178 million (net of cash acquired), plus the assumption of $107 million of debt, owns and operates our two largest terminals and provides related value-added services, including crude oil and petroleum product blending and processing, berthing of vessels at their marine facilities, and emergency and spill response services. In addition to its terminaling services, Statia sells bunkers, which is the fuel marine vessels consume, and petroleum products to various commercial interests.

        As of December 31, 2002, ST Services operated 39 facilities in 20 states, with a total storage capacity of approximately 33.3 million barrels. ST Services also owns and operates six terminals located in the United Kingdom, having a total capacity of approximately 5.5 million barrels, and eight terminals in Australia and New Zealand with a total capacity of approximately 1.2 million barrels. ST Services and its predecessors have a long history in the terminaling business and handle a wide variety of liquids from petroleum products to specialty chemicals to edible liquids. At the end of 2002, Statia's tank capacity was 18.8 million barrels, consisting of 11.3 million barrel storage and transshipment facility located on the Netherlands Antilles island of St. Eustatius, and a 7.5 million barrel storage and transshipment facility located at Point Tupper, Nova Scotia, Canada.

        Our terminal facilities provide storage and handling services on a fee basis for petroleum products, specialty chemicals and other liquids. Our six largest terminal facilities are located on the Island of St. Eustatius, Netherlands Antilles; in Point Tupper, Nova Scotia, Canada; in Piney Point, Maryland; in Linden, New Jersey (50% owned joint venture); in Crockett, California; and in Martinez, California.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the debt securities to acquire properties as suitable opportunities arise and to pay indebtedness outstanding at the time.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges of our parent partnership for each of the periods indicated is as follows:

	Year Ended December 31,					Six Months Ended June 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of Earnings to Fixed Charges	4.77	4.56	4.56	5.43	3.50	3.70	3.45

        For purposes of calculating the ratio of earnings to fixed charges:

  •
  "fixed charges" represent interest expense (including the amount capitalized), amortization of debt costs and the portion of rental expense representing interest factor and

  •
  "earnings" represent income before income taxes and extraordinary items, plus fixed charges, less undistributed earnings in equity affiliates.

DESCRIPTION OF DEBT SECURITIES

        We will issue our debt securities under an Indenture dated February 21, 2002, as supplemented, between us, as issuer, and JPMorgan Chase Bank, as trustee. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We and the trustee may enter into additional supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.

        This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the Indenture and the form of Subordinated Indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we issue a series of debt securities.

General

  The Debt Securities

        The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

        We will prepare a prospectus supplement and either an indenture supplement or a resolution of our Board of Directors and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

  •
  the form and title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the date or dates on which the debt securities may be issued;

  •
  the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

  •
  any right we may have to defer payments of interest by extending the dates payments are due and whether interest

  •
  those deferred amounts will be payable;

  •
  the dates on which the principal and premium, if any, of the debt securities will be payable;

  •
  the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

  •
  any changes to or additional Events of Default or covenants;

  •
  the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

  •
  any other terms of the debt securities.

        This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

        The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

  •
  debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

  •
  debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

  •
  debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

  •
  variable rate debt securities that are exchangeable for fixed rate debt securities.

        At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

        Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

        Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Covenants

  Reports

        The Indenture contains the following covenant for the benefit of the holders of all series of debt securities: So long as any debt securities are outstanding, we will:

  •
  for as long as we are required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual report and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act;

  •
  if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements and a Management's Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act; and

  •
  if we are required to furnish annual or quarterly reports to our unitholders pursuant to the Exchange Act, file with the trustee any annual report or other reports sent to our unitholders generally.

        A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

The Trustee

        We may appoint a separate Trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term "Trustee" refers to the Trustee appointed with respect to any such series of debt securities.

        We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.

Events of Default

        Each of the following will be an "Event of Default" under the Indenture with respect to a series of debt securities:

  •
  default in any payment of interest on any debt securities of that series when due, continued for 60 days;

  •
  default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption or otherwise;

  •
  default in the payment of any sinking fund payment on any debt securities of that series when due;

  •
  failure by us for 60 days after our receipt of notice from the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series to comply with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series; or

  •
  certain events of bankruptcy, insolvency or reorganization of us.

        If an Event of Default occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to us and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, the principal, premium and accrued and unpaid interest will be due and payable immediately. The holders of a majority in principal amount of the outstanding debt securities of a series may waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or any series of the debt securities unless:

  •
  such holder has previously given the Trustee notice that an Event of Default with respect to that series of debt securities is continuing;

  •
  holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

  •
  such holders have offered the Trustee reasonable indemnity against any loss, liability or expense;

  •
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

  •
  the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The Indenture provides that if an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Event of Default within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt securities, the Trustee may withhold notice if and so long as the committee of responsible officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the Trustee, within 4 months after the end of each fiscal year, a compliance certificate indicating we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year. We are also required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any Event of Default, its status and what action we are taking or propose to take with respect to the default.

Amendments and Waivers

        Modifications and amendments to the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of all debt securities then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities of each series affected thereby, no amendment may, among other things:

  •
  reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

  •
  reduce the rate of or extend the time for payment of interest on any debt securities;

  •
  reduce the principal of or extend the stated maturity of any debt securities;

  •
  reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed under an optional redemption or any similar provision;

  •
  make any debt securities payable in other than U.S. dollars;

  •
  impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's debt securities;

  •
  release any security that has been granted in respect of the debt securities;

  •
  waive a redemption payment with respect to a debt security other than as required by a covenant in the applicable supplemental indenture;

  •
  except as permitted under the Indenture or any supplemental indenture, with respect to debt securities that are guaranteed, release any guarantor from its obligations under the Indenture or supplemental indenture or under its guarantee or change any guarantee in any manner that would adversely affect the rights of holders of those debt securities; or

  •
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive compliance by us with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee as provided in the Indenture, the holders of a majority in aggregate principal amount of debt securities of each series affected thereby, on behalf of all such holders, may waive any past default under the Indenture (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a default in the payment of principal, premium or interest or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of all holders of the series of debt securities that is affected.

        Without the consent of any holder, we and the Trustee may, among other things, amend the Indenture to:

  •
  cure any ambiguity, defect, omission, error or inconsistency;

  •
  convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

  •
  provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the Indenture;

  •
  make any change that would provide any additional rights or benefits to the holders of debt securities or that does not adversely affect the rights of any holder;

  •
  add or appoint a successor or separate Trustee;

  •
  comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act; or

  •
  add any additional Events of Default.

        The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

        At any time we may terminate our obligations under a series of debt securities and the Indenture in a "legal defeasance." If we choose to terminate our obligations in a legal defeasance, the holders of the debt securities of the series will not be entitled to the benefits of the related Indenture, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities. At any time we may terminate our obligations under covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series (other than as described in such prospectus supplement) in a "covenant defeasance".

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth bullet point under "Events of Default" above.

        In order to exercise either defeasance option, we must irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be (a "defeasance trust") and must comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust and the delivery to the Trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of General Partner

        Our general partner, our parent partnership, and each of their respective directors, officers, partners, employees, incorporators, managers, stockholders, unitholders or member as such, shall have no liability for any of our obligations under the debt securities or the Indenture or for any claim related to our obligations or their creation. Each holder by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Subordination

        Debt securities of a series may be subordinated to Senior Indebtedness (as defined below) to the extent set forth in the prospectus supplement relating to such series. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness that is designated as "Senior Indebtedness" with respect to the series. "Senior Indebtedness" is defined generally to include all notes or other evidences of indebtedness for money borrowed by us, provided that these obligations are not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

        Upon any payment or distribution of our assets or upon a total or partial liquidation or dissolution of us, or in a bankruptcy, receivership or similar proceeding relating to us, the holders of Senior Indebtedness of us shall be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of subordinated debt securities shall be entitled to receive any payment of principal, premium or interest with respect to the subordinated debt securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled shall be made to the holders of Senior Indebtedness.

        We may not make any payments of principal, premium, if any, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of the subordinated debt securities, or repurchase, redeem or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid within any applicable grace period (including at maturity), or (b) any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and the acceleration has been rescinded, the Senior Indebtedness has been paid in full in cash, or we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness" (which, unless otherwise provided in the prospectus supplement relating to the series of subordinated debt securities, will include indebtedness for borrowed money under a bank credit agreement ("Bank Indebtedness") and any other specified issue of Senior Indebtedness of at least $100 million or other indebtedness of borrowed money that we may designate). During the continuance of any default (other than a default described in clause (a) or (b) above), with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect the acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period, the "Payment Blockage Period", commencing on the receipt by us and the Trustee of written notice of the default from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, a "Blockage Notice". The Payment Blockage Period may be terminated before its expiration by written notice to the Trustee and to us from the person or persons who gave the Blockage Notice, by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given, or because the default giving rise to the Payment Blockage Period is no longer continuing. Unless the holders of Senior Indebtedness shall have accelerated the maturity thereof, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period. Unless otherwise provided in the prospectus supplement relating to the series of subordinated debt securities, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by or on behalf of holders of Designated Senior Indebtedness other than the Bank Indebtedness, in which case, the representative of the Bank Indebtedness may give another Blockage Notice within the period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

        By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

        The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement.

        Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York, or "DTC," will act as depositary. Book-entry debt securities of a series will be issued in the form of a global security that will be deposited with DTC. This means that we will not issue certificates to each holder. One global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred; except that DTC, its nominees and their successor may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.

        DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

        We will wire principal and interest payments to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

        It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the Trustee or us.

        Debt securities represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

Governing Law

        The Indenture provides that it and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

        We may offer or sell the debt securities to or through one or more underwriters, dealers or agents as designated from time to time, or through a combination of such methods and also may offer or sell the debt securities directly to one or more other purchasers. We may sell the debt securities as soon as practicable after effectiveness of the registration statement of which this prospectus is a part.

        The terms of the offering of the particular series of debt securities will be included in a prospectus supplement and will include the following terms:

  •
  the name or names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the initial public offering or purchase price of such series of debt securities;

  •
  any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discount, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers;

  •
  any commissions paid to any agents;

  •
  the net proceeds to us from the sales; and

  •
  any securities exchanges or markets on which such series of debt securities may be listed.

        Unless otherwise provided in the prospectus supplement relating to a particular series of debt securities, the obligations of the underwriters to purchase the series of debt securities will be subject to certain conditions and each of the underwriters will be obligated to purchase all of the debt securities of the series allocated to it if any of the debt securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

        The debt securities may be offered and sold by us directly or through agents designated by us from time to time. Unless otherwise indicated in the related prospectus supplement, each agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of debt securities may be deemed to be an "underwriter," as that term is defined in the Securities Act of 1933, as amended, of the debt securities that are offered and sold. The debt securities also may be sold to dealers at the applicable price to the public set forth in the prospectus supplement relating to the series of debt securities. The dealers may be deemed to be "underwriters" within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, us in the ordinary course of business.

        All debt securities offered will be a new issue of securities with no established trading market. Any underwriter to whom debt securities are sold by us for public offering and sale may make a market in such debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities of any series may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of or the trading markets for the debt securities.

        In connection with the offering, the underwriters or agents, as the case may be, may purchase and sell the debt securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the debt securities, and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of debt securities than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the debt securities sold in the offering for their account may be reclaimed by the syndicate if such debt securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the debt securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time.

WHERE YOU CAN FIND MORE INFORMATION

        Our parent partnership, Kaneb Pipe Line Partners, L.P., files annual, quarterly and other reports and other information with the SEC. You may read and copy any document we or our parent partnership files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. These SEC filings are also available at the SEC's web site at http://www.sec.gov and on our website at http://www.kaneb.com. Information contained on our website is not part of this prospectus. You can also obtain information about our parent partnership at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" information filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we or our parent partnership file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until we sell all of the debt securities offered by this prospectus, other than information furnished under Items 9 or 12 of any Form 8-K that is listed below or filed in the future and which is not deemed filed under the Securities Exchange Act of 1934 and is not incorporated in this prospectus

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003.

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, filed with the SEC on May 15, 2003.

  •
  Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, filed with the SEC on August 14, 2003.

  •
  Current Report on Form 8-K filed with the SEC on January 8, 2003.

  •
  Current Report on Form 8-K filed with the SEC on March 18, 2003.

  •
  Current Report on Form 8-K filed with the SEC on May 12, 2003.

  •
  Current Report on Form 8-K filed with the SEC on May 20, 2003.

  •
  Current Report on Form 8-K filed with the SEC on May 22, 2003.

  •
  Current Report on Form 8-K filed with the SEC on May 28, 2003.

  •
  Current Report on Form 8-K filed with the SEC on August 1, 2003.

        You may request a copy of these filings, at no cost, by writing or calling us at the following address:

    Investor Relations Department
    Kaneb Pipe Line Partners, L.P.
    2435 North Central Expressway
    Richardson, Texas 75080
    (972) 699-4062.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

        This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. They use words such as "anticipate," "believe," "continue," "estimate," "expect," "forecast," "intend," "may," "plan," "position," "projection," "strategy" or "will" or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate sales, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

  •
  demand for, the supply of, changes in forecast data for, and price trends related to crude oil and petroleum products, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

  •
  throughput levels and rates;

  •
  changes in, or challenges to, our tariff rates;

  •
  our ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

  •
  service interruptions in our liquids transportation systems, natural gas transportation systems or natural gas gathering and processing operations;

  •
  shut-downs or cutbacks at refineries, petrochemical plants, utilities or other businesses for which we transport petroleum products and fertilizer and store liquids;

  •
  changes in laws or regulations to which we are subject;

  •
  our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

  •
  loss of key personnel;

  •
  the effects of competition, in particular, by other pipeline systems and liquids storage facilties;

  •
  hazards and operating risks that may not be covered fully by insurance;

  •
  the condition of the capital markets in the United States;

  •
  the political and economic stability of the oil producing nations of the world; and

  •
  general economic conditions, including rates of inflation and interest rates.

        A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

LEGAL

        Certain legal matters in connection with the debt securities will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to the offering by their own legal counsel.

EXPERTS

        The consolidated financial statements of Kaneb Pipe Line Operating Partnership, L.P. and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 and the consolidated balance sheet of Kaneb Pipe Line Company LLC and subsidiaries as of December 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, which reports are also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

Securities and Exchange Commission registration fee	$40,450
Printing and engraving costs	150,000
Legal fees and expenses	200,000
Accounting fees and expenses	60,000
Fees and expenses of trustee and counsel	20,000
Rating agency fees	120,000
Miscellaneous	9,550

Total	$600,000

Item 15. Indemnification of Directors and Officers

        The partnership agreements of the Registrant and its subsidiary partnerships provide that they will, to the fullest extent permitted by law, indemnify and advance expenses to the general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of the general partner or any Departing Partner, any person who is or was an officer, director, employee, partner, agent or trustee of the general partner or any Departing Partner or any affiliate of the general partner or any Departing Partner, or any person who is or was serving at the request of the general partner or any affiliate of the general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the general partner, Departing Partner or an affiliate of either, an officer, director, employee, partner, agent or trustee of the general partner, any Departing Partner or affiliate of either or a person serving at the request of the Registrant in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and such action did not constitute gross negligence or willful misconduct on the part of the Indemnitee, and, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the Registrant. The Registrant is authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons in connection with the Registrant's activities, whether or not the Registrant would have the power to indemnify such person against such liabilities under the provisions described above.

Item 16. Exhibits and Financial Statement Schedules.

        (a)    Exhibits

        Reference is made to the Index to Exhibits following the signature page, which Index is hereby incorporated into this item.

        (b)    Financial Statement Schedules

        Not applicable.

Item 17. Undertakings

           I.  The undersigned Registrant hereby undertakes:

          (a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                i.  To include any prospectus required by Section 10(a)(3) of the Securities Act;

               ii.  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              iii.  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs i and ii above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          II.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        III.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on the 8th day of September, 2003.

KANEB PIPE LINE OPERATING PARTNERSHIP, L.P., by Kaneb Pipe Line Company LLC, as General Partner
By:
/s/ Edward D. Doherty Edward D. Doherty, Chairman

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward D. Doherty and Howard C. Wadsworth, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post- effective amendments to (i) this registration statement and (ii) a second registration statement on Form S-3 with respect to additional debt securities pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Position with the General Partner	Date

/s/ Edward D. Doherty Edward D. Doherty	Chairman of the Board and Director (Principal Executive Officer)	September 8, 2003
/s/ Howard C. Wadsworth Howard C. Wadsworth	Vice President (Principal Financial and Accounting Officer)	September 8, 2003
/s/ Sangwoo Ahn Sangwoo Ahn	Director	September 8, 2003
/s/ John R. Barnes John R. Barnes	Director	September 8, 2003
/s/ Muray R. Biles Muray R. Biles	Director	September 8, 2003

/s/ Frank M. Burke, Jr. Frank M. Burke, Jr.	Director	September 8, 2003
/s/ Charles R. Cox Charles R. Cox	Director	September 8, 2003
/s/ Hans Kessler Hans Kessler	Director	September 8, 2003
/s/ James R. Whatley James R. Whatley	Director	September 8, 2003

INDEX TO EXHIBITS

*1.1	—	Form of Underwriting Agreement.
4.1	—	Indenture, dated as of February 21, 2002, between the Registrant and JPMorgan Chase Bank, as trustee, relating to senior debt securities (Incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed with the Commission on February 21, 2002).
4.2	—	Form of Subordinated Indenture (Incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-3 filed with the Commission on October 16, 2001).
**5.1	—	Opinion of Fulbright & Jaworski L.L.P.
**12.1	—	Statement of Computation of Ratio of Earnings to Fixed Charges.
**23.1	—	Consent of KPMG LLP.
**23.2	—	Consent of Counsel (the consent of Fulbright & Jaworski L.L.P. to the use of their opinion filed as Exhibit 5.1 to the Registration Statement and the reference to their firm in this Registration Statement is contained in such opinion).
**24.1	—	Powers of Attorney (included on page II-4 of this Registration Statement).
25.1	—	Statement of Eligibility of the Trustee on Form T-1 (Incorporated by reference to Exhibit 25.1 to the Registrant's Current Report on Form 8-K filed with the Commission on February 20, 2002).

*
To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.

**
Filed herewith.